                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER
--------------------------------------------------------------------------------

                           dated as of April 27, 1999

                                  by and among

                              Zions Bancorporation,

                                 Regency Bancorp

                                       and

                                  Regency Bank

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----


   RECITALS .................................................................  1

                          ARTICLE I  Certain Definitions

     1.01  CERTAIN DEFINITIONS ..............................................  1

                              ARTICLE II  The Merger

     2.01  THE MERGER .......................................................  8
     2.02  EFFECTIVE DATE AND EFFECTIVE TIME ................................  9
     2.03  PLAN OF MERGER ...................................................  9

                  ARTICLE III  Consideration; Exchange Procedures

     3.01  MERGER CONSIDERATION .............................................  9
     3.02  RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS .......................... 10
     3.03  FRACTIONAL SHARES ................................................ 10
     3.04  EXCHANGE PROCEDURES .............................................. 10
     3.05  ANTI-DILUTION PROVISIONS ......................................... 12
     3.06  OPTIONS .......................................................... 12

                     ARTICLE IV  Actions Pending Acquisition

     4.01  FOREBEARANCES OF COMPANY ......................................... 13
     4.02  FOREBEARANCES OF ZIONS ........................................... 15

                     ARTICLE V  Representations and Warranties

     5.01  DISCLOSURE SCHEDULES ............................................. 16
     5.02  STANDARD ......................................................... 16
     5.03  REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK ....... 16
     5.04  REPRESENTATIONS AND WARRANTIES OF ZIONS .......................... 26

                              ARTICLE VI  Covenants

     6.01  REASONABLE BEST EFFORTS .......................... ............... 29
     6.02  SHAREHOLDER APPROVAL ............................................. 29
     6.03  REGISTRATION STATEMENTS .......................................... 29
     6.04  PRESS RELEASES ................................................... 30
     6.05  ACCESS; INFORMATION .............................................. 31
     6.06  ACQUISITION PROPOSALS ............................................ 31
     6.07  AFFILIATE AGREEMENTS ............................................. 33
     6.08  [RESERVED] ....................................................... 33




     6.09  CERTAIN POLICIES ................................................. 33
     6.10  NASDAQ LISTING ................................................... 33
     6.11  REGULATORY APPLICATIONS .......................................... 33
     6.12  INDEMNIFICATION; DIRECTOR AND OFFICERS' INSURANCE ................ 34
     6.13  BENEFIT PLANS .................................................... 35
     6.14  ACCOUNTANTS' LETTERS ............................................. 35
     6.15  NOTIFICATION OF CERTAIN MATTERS .................................. 35
     6.16  SHAREHOLDER AGREEMENTS ........................................... 35
     6.17  BANK MERGER ...................................................... 36
     6.18  REPORTING ........................................................ 36

                 ARTICLE VII  Conditions to Consummation of the Merger

     7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER ....... 36
     7.02  CONDITIONS TO OBLIGATION OF COMPANY .............................. 37
     7.03  CONDITIONS TO OBLIGATION OF ZIONS ................................ 38

                            ARTICLE VIII  Termination

     8.01  TERMINATION ...................................................... 39
     8.02  EFFECT OF TERMINATION AND ABANDONMENT ............................ 41

                            ARTICLE IX  Miscellaneous

     9.01  SURVIVAL ......................................................... 42
     9.02  WAIVER; AMENDMENT ................................................ 42
     9.03  COUNTERPARTS ..................................................... 42
     9.04  GOVERNING LAW; WAIVER OF JURY TRIAL .............................. 42
     9.05  EXPENSES ......................................................... 42
     9.06  NOTICES .......................................................... 42
     9.07  ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES ............... 43
     9.08  INTERPRETATION; EFFECT ........................................... 44



EXHIBIT A  Form of Stock Option Agreement
EXHIBIT B  Form of Agreement of Bank Merger
EXHIBIT C  Form of Affiliate Agreement
EXHIBIT D  Form of Shareholder Agreement
EXHIBIT E  Form of Employment Agreement

         AGREEMENT AND PLAN OF MERGER, dated as of April __, 1999 (this "AGREEMENT"), by and among REGENCY BANCORP ("COMPANY"), REGENCY BANK (the "Company Bank") and ZIONS BANCORPORATION ("Zions").


                                    RECITALS

         A. REGENCY BANCORP. Company is a California corporation, having its principal place of business in Fresno, California.

         B. ZIONS BANCORPORATION. Zions is a Utah corporation, having its principal place of business in Salt Lake City, Utah.

         C. REGENCY BANK. Company Bank is a California state-chartered member bank and is a wholly-owned subsidiary of Company.

         D. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "CODE").

         E. BOARD ACTION. The respective Boards of Directors of each of Zions and Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

         F. STOCK OPTION AGREEMENT. As an inducement to the willingness of Zions to consummate the transactions contemplated by this Agreement, the Company will grant to Zions an option pursuant to the Stock Option Agreement, substantially in the form of Exhibit A hereto (the "STOCK OPTION AGREEMENT").

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

         I.1 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

         "ACQUISITION PROPOSAL" means any tender or exchange offer for 25% or more of the Company Common Stock, proposal for a merger, consolidation or other business combination involving Company or any of its Subsidiaries or any proposal or offer to acquire 25% or more of the Company Common Stock, or a substantial portion of the assets or deposits of, Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "AFFILIATES" of or a Person "Affiliated" with a specific Person is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

         "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "AGREEMENT OF BANK MERGER" means the Agreement of Bank Merger to be entered into between California Bank & Trust and the Company Bank substantially in the form of Exhibit B hereto, but subject to any changes that may be necessary to conform to any requirements of any Governmental Authority having authority over the Bank Merger.

         "BANK MERGER" means the merger of Company Bank with and into California Bank & Trust.

         "BENEFIT PLANS" has the meaning set forth in Section 5.03(m).

         "BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday or any other day which is not a day on which banking institutions in Utah or California are authorized or obligated by law or executive order to close.

         "BUSINESS COMBINATION" has the meaning set forth in Section 3.05.

         "CGCL" means the California General Corporation Law.

         "CALIFORNIA BANK & TRUST" means a California state-chartered bank and a wholly owned subsidiary of Zions.

         "CALIFORNIA SECRETARY" means the California Secretary of State.

         "CODE" has the meaning set forth in the recitals.

         "COMMISSIONER" means the California Commissioner of Financial Institutions.

         "COMPANY" has the meaning set forth in the preamble to this Agreement.

         "COMPANY AFFILIATE" has the meaning set forth in Section 6.07(a).

         "COMPANY ARTICLES" means the Articles of Incorporation of Company.

         "COMPANY BANK" means Regency Bank, a California state-chartered member bank and a wholly owned subsidiary of Company.

         "COMPANY BOARD" means the Board of Directors of Company.

         "COMPANY BY-LAWS" means the By-laws of Company.

         "COMPANY COMMON STOCK" means the common stock, no par value, of Company.

         "COMPANY MEETING" has the meaning set forth in Section 6.02.

         "COMPANY REPRESENTATIVES" has the meaning set forth in Section 6.06.

         "COMPANY STOCK OPTION" has the meaning set forth in Section 3.06.

         "COMPANY STOCK PLAN" means Company's 1990 Stock Option Plan, as amended.

         "COSTS" has the meaning set forth in Section 6.12(a).

         "DFI" means the California Department of Financial Institutions.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

         "EFFECTIVE DATE" means the date on which the Effective Time occurs.

         "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.02.

         "EFFECTIVE TIME OF THE BANK MERGER" means the date and time the Commissioner specifies for the Bank Merger.

         "EMPLOYEES" has the meaning set forth in Section 5.03(m).

         "ENVIRONMENTAL LAW" has the meaning set forth in Section 5.03(o).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" has the meaning set forth in Section 5.03(m).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "EXCHANGE AGENT" has the meaning set forth in Section 3.04.

         "EXCHANGE FUND" has the meaning set forth in Section 3.04.

         "EXCHANGE RATIO" has the meaning set forth in Section 3.01.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System.

         "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 5.03(o).

         "INDEMNIFIED PARTY" has the meaning set forth in Section 6.12(a).

         "INSURANCE POLICY" has the meaning set forth in Section 5.03(s).

         "KBW 50 INDEX" means the KBW 50 Index of Keefe, Bruyette & Woods, Inc. (as provided by Keefe, Bruyette & Woods, Inc. upon request).

         "KBW INDEX CLOSING AVERAGE" means the average of the KBW 50 Index for the fifteen (15) consecutive NASDAQ trading day period ending on the third (3rd) day prior to the Effective Date.

         "KBW INDEX STARTING AVERAGE" means the average of the KBW 50 Index for the five (5) consecutive NASDAQ trading day period commencing on the first full trading day following the first public announcement of the Merger by the parties.

         "KNOWLEDGE" means, with respect to any Person, the actual knowledge of any executive officer of such Person or of any other employee of such Person with responsibility for the particular subject area or subject matter.

         "LIENS" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

         "MATERIAL ADVERSE EFFECT" means, with respect to Zions or Company, any effect that (i) is material and adverse to the financial position, results of operations or business of Zions and its Subsidiaries taken as a whole or Company and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Zions or Company to perform its obligations under this Agreement or the Agreement of Bank Merger or otherwise materially threaten or materially impede the consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws affecting financial institutions generally or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) changes agreed to in writing by Zions and Company and (e) changes resulting from general economic conditions throughout the United States affecting banks and their holding companies.

         "MAXIMUM AMOUNT" has the meaning set forth in Section 6.12(c).

         "MERGER" has the meaning set forth in Section 2.01.

         "MERGER CONSIDERATION" has the meaning set forth in Section 2.01.

         "MULTIEMPLOYER PLANS" has the meaning set forth in Section 5.03(m).

         "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

         "NEW CERTIFICATE" has the meaning set forth in Section 3.04.

         "OLD CERTIFICATE" has the meaning set forth in Section 3.04.

         "OPTION CONSIDERATION" means, with respect to each Company Stock Option, an amount in shares of Zions Common Stock equal to the quotient obtained by dividing (a) the Option Delta by (b) the Zions Closing Average.

         "OPTION DELTA" means, with respect to each Company Stock Option, the difference between (a) the product of (i) the Zions Closing Average and (ii) the Exchange Ratio and (b) the exercise price with respect to such Company Stock Option.

         "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "PENSION PLAN" has the meaning set forth in Section 5.03(m).

         "PLANS" has the meaning set forth in Section 5.03(m).

         "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

         "PROXY STATEMENT" has the meaning set forth in Section 6.03.

         "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

         "REGULATORY AUTHORITY" has the meaning set forth in Section 5.03(i).

         "REGULATORY DOCUMENTS" means documents filed with the SEC, the Federal Reserve or the FDIC, as applicable, of the types referred to in Section 5.03(g) and Section 5.04(f).

         "REPLACEMENT OPTION" has the meaning set forth in Section 3.06.

         "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

         "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

         "STOCK OPTION AGREEMENT" has the meaning set forth in the recitals.

         "SHAREHOLDER AGREEMENTS" has the meaning set forth in Section 6.16.

         "SUBSIDIARY" AND "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "SUPERIOR PROPOSAL" means any BONA FIDE Acquisition Proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of Company which is on terms which the Company Board determines by a majority vote of its directors in their good faith judgment (based on the written opinion, with only customary qualifications, of a financial advisor of nationally recognized reputation that the consideration provided in such Acquisition Proposal likely exceeds the value of the consideration provided for in the Merger), after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals, to be more favorable to the shareholders of Company than the Merger (or any revised proposal made by Zions).

         "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

         "TAX" AND "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "TREASURY STOCK" shall mean shares of Company Common Stock held by Company or any of its Subsidiaries or by Zions or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

         "UBCA" means the Utah Business Corporation Act.

         "WARRANTS" means any of the 176,211 warrants to purchase 176,211 shares of Company Common Stock, the resale of which shares was registered May 11, 1998 with the SEC pursuant to Company's registration statement on Form S-3 No. 333-52505.

         "ZIONS" has the meaning set forth in the preamble to this Agreement.

         "ZIONS BOARD" means the Board of Directors of Zions.

         "ZIONS CLOSING AVERAGE" means the average of the last sales price per share for Zions Common Stock for the fifteen (15) consecutive NASDAQ trading day period ending on the third (3rd) day prior to the Effective Date.

         "ZIONS STARTING AVERAGE" means the average of the last sales price per share for Zions Common Stock for the five (5) consecutive NASDAQ trading day period commencing on the first full trading day following the first public announcement of the Merger by the parties.

         "ZIONS COMMON STOCK" means the common stock, no par value per share, of Zions together with any rights attached thereto under or by virtue of the Shareholder Protection Rights Agreement, dated September 27, 1996, between Zions and Zions First National Bank, as rights agent.

         "ZIONS PREFERRED STOCK" means the preferred stock, no par value per share, of Zions.

                                   ARTICLE II

                                   THE MERGER

         II.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the CGCL and the UBCA at the Effective Time, Company shall merge with and into Zions (the "MERGER"), the separate corporate existence of Company shall cease and Zions shall survive and continue to exist as a Utah corporation (Zions, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). Zions may at any time prior to the Effective Time change the method of effecting the combination with Company (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of Company's shareholders as a result of receiving the Merger Consideration, including, without limitation, any adverse effect upon the tax-free treatment, holding period or tax basis, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         (b) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Utah Division of Corporation and Commercial Code (the "CORPORATION DIVISION") of articles of merger in accordance with
     Section 16-10a-1105 of the UBCA and the filing in the office of the California Secretary of an agreement of merger in accordance with Section 1103 of the CGCL or such later date and time as may be set forth in such articles and such agreement. The Merger shall have the effects prescribed in the UBCA and the CGCL.

         (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Zions immediately after the Merger shall be those of Zions as in effect immediately prior to the Effective Time.

         (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Zions immediately after the Merger shall be the directors and officers of Zions immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

         II.2 EFFECTIVE DATE AND EFFECTIVE TIME. On such date on or after August 15, 1999 as Zions selects (and promptly provides notice thereof to Company), which shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of Zions, on the last business day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or on such earlier or later date as may be agreed in writing by the parties, articles of merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such articles of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such articles of merger.

         II.3 PLAN OF MERGER. At the request of Zions, Zions and Company shall enter into a separate agreement of merger or articles of merger reflecting the terms hereof for purposes of any filing requirement of the CGCL or the UBCA.


                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         III.1 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

         (a) OUTSTANDING COMPANY COMMON STOCK. (i) Each share, excluding Treasury Stock, of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 0.3233 of a share of Zions Common Stock (the "EXCHANGE RATIO"), subject to adjustment as set forth in clause (ii) below and as set forth in Section 3.05.

         (ii) In the event that the Zions Closing Average stated as a percentage of the Zions Starting Average is greater than the sum of (A) the KBW Index Closing Average stated as a percentage of the KBW Index Starting Average and (B) fifteen percent (15%), then the Exchange Ratio shall equal the product of (y) 0.3233 and (z) a fraction, the numerator of which is the product of (I) 1.15 and (II) the Zions Starting Average and the denominator of which is the Zions Closing Average. In the event that the Zions Closing Average stated as a percentage of the Zions Starting Average is less than the difference between (I) the KBW Index Closing Average stated as a percentage of the KBW Index Starting Average and (II) fifteen percent (15%), then the Exchange Ratio shall equal the product of (y) 0.3233 and
     (z) a fraction, the numerator of which is the product of (I) .85 and (II) the Zions Starting Average and the denominator of which is the Zions Closing Average.

         (b) OUTSTANDING ZIONS COMMON STOCK. Each share of Zions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

         (c) TREASURY SHARES. Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         III.2 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time, and the consideration provided under this
Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Company or the Surviving Corporation of shares of Company Common Stock.

         III.3 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Zions Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Zions shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Zions Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the closing prices of Zions Common Stock, as reported on NASDAQ (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the fifteen (15) NASDAQ trading days immediately preceding the Effective Date.

         III.4 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Zions shall deposit, or shall cause to be deposited, with such bank or trust company as Zions shall elect, subject (except in the case of a Zions' Subsidiary) to the approval of Company, which approval may not be unreasonably withheld (which may include a Subsidiary of Zions) (in such capacity, the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of Company Common Stock ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of Zions Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this Article III in exchange for outstanding shares of Company Common Stock.

         (b) As soon as practicable after the Effective Date, and in any event no later than three (3) days after the Effective Date, Zions shall send or cause to be sent to each former holder of record of shares of Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. Zions shall use its reasonable best efforts to cause the New Certificates into which shares of a shareholder's Company Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be sent to the applicable former holder of record within five (5) Business Days of, and shall cause such items to be delivered to such former holder following, delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or an affidavit of lost certificate and, if required by the Exchange Agent, indemnity reasonably satisfactory to Zions and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of Company, the exchange described in this Section 3.04(b) may nonetheless be effected and a check for the cash to be paid in lieu of fractional shares may be issued to the transferee if the Old Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of Zions and the Exchange Agent,
     (i) to evidence and effect such transfer but for the provisions of Section
     3.02 hereof and (ii) to evidence that all applicable stock transfer taxes have been paid.

         (c) If Old Certificates are not surrendered or the consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation (and to the extent not in its possession shall be paid over to the Surviving Corporation), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) At the election of Zions, no dividends or other distributions with respect to Zions Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Zions Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this
     Section 3.04, and no such shares of Company Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section
     3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Zions Common Stock such holder had the right to receive upon surrender of the Old Certificate.

         (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one year after the Effective Time shall be returned by the Exchange Agent to Zions. Any shareholders of Company who have not theretofore complied with this Article III shall thereafter look only to Zions for payment of the shares of Zions Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Zions Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         III.5 ANTI-DILUTION PROVISIONS. In the event Zions changes (or establishes a record date for changing) the number of shares of Zions Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, distributions of shares of Zions Common Stock pursuant to Zions' rights plan or similar transaction with respect to the outstanding Zions Common Stock and the record date therefor, if applicable, shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. Subject to Section 2.01(a), if, between the date hereof and the Effective Time, Zions shall consolidate with or into any other corporation (a "BUSINESS COMBINATION") and the terms thereof shall provide that Zions Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of Company who would be entitled to receive shares of Zions Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Zions Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Zions Common Stock.

         III.6 OPTIONS. Subject to paragraph (b) of this Section 3.06, at the Effective Time, each holder of outstanding options to purchase shares of Company Common Stock under the Company Stock Plan (each, a "COMPANY STOCK OPTION"), whether vested or unvested, shall be canceled and only entitle the holder to receive with respect to such Company Stock Options the product of (i) the Option Consideration and (ii) the number of Company Stock Options held by such holder, rounded down to the nearest whole share to be paid by Zions in the form of whole shares of Zions Common Stock. At or prior to the Effective Time, Company shall take all action, if any, necessary with respect to the cancellation of the Company Stock Options, including obtaining any necessary consents of the holders of Company Stock Options. The exchange of agreements representing Company Stock Options for the Option Consideration shall take place upon substantially the same terms as set forth in Section 3.04 with respect to the exchange of certificates representing Company Common Stock for the Merger Consideration.

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

         IV.1 FOREBEARANCES OF COMPANY. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Zions, Company will not, and will cause each of its Subsidiaries not to:

         (a) ORDINARY COURSE. Conduct the business of Company and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain in all material respects their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of Company, Zions or any of their Subsidiaries to perform any of their obligations on a timely basis under this Agreement and the Agreement of Bank Merger, or take any action that is reasonably likely to have a Material Adverse Effect with respect to Company.

         (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of Company Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stoc based employee rights.

         (c) DIVIDENDS, ETC. (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock (other than quarterly cash dividends on Company Common Stock in an amount not to exceed $0.10 per share with record and payment dates consistent with past practice) or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock

         (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice (including increases in the annual bonus pool and reallocations pursuant thereto), (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

         (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Company or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

         (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that is not material to it and its Subsidiaries taken as a whole.

         (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to Company and its Subsidiaries, taken as a whole.

         (h) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $150,000 in the aggregate.

         (i) GOVERNING DOCUMENTS. Amend the Company Articles, Company By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of Company's Subsidiaries.

         (j) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable banking regulation.

         (k) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

         (l) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Company and its Subsidiaries, taken as a whole.

         (m) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (n) RISK MANAGEMENT. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (o) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

         (p) COMMITMENTS. Agree or commit to do any of the foregoing.

         IV.2 FOREBEARANCES OF ZIONS. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Company, Zions will not, and will cause each of its Subsidiaries not to:

         (a) ORDINARY COURSE. Take any action that would adversely affect or delay the ability of Company or Zions to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect with respect to Zions.

         (b) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         V.1 DISCLOSURE SCHEDULES. On or prior to the date hereof, Company and Company Bank have delivered to Zions a schedule or schedules (each, a "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the disclosing party.

         V.2 STANDARD. No representation or warranty of Company and Company Bank, on the one hand, or Zions, on the other, contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or
5.04 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

         V.3 REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of Company and Company Bank Disclosure Schedule corresponding to the relevant paragraph below, Company and Company Bank hereby represent and warrant jointly and severally to Zions:

         (a) ORGANIZATION, STANDING AND AUTHORITY. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Company is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) COMPANY COMMON STOCK. As of the date hereof, the authorized capital stock of Company consists solely of 5,000,000 shares of Company Common Stock, of which no more than 2,624,999 shares were outstanding as of the date hereof. As of the date hereof, no shares of Company Common Stock were held in treasury by Company or otherwise owned by Company or its Subsidiaries. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, Company does not have any Rights issued or outstanding with respect to Company Common Stock, and Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement, the Warrants, any Company Stock Option and the Company Stock Plan. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof are Previously Disclosed in Company's Disclosure Schedule.

         (c) SUBSIDIARIES. (i)(A) Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Company or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are owned by Company or its Subsidiaries free and clear of any Liens.

         (ii) Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

         (iii) Each of Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) CORPORATE POWER. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Agreement of Bank Merger and to consummate the transactions contemplated hereby and thereby.

         (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Company and the Company Board on or prior to the date hereof. Each of this Agreement and the Stock Option Agreement is a valid and legally binding obligation of Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Each of this Agreement and the Agreement of Bank Merger and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Company Bank and its board of directors on or prior to the date hereof. Each of this Agreement, and upon execution and delivery of the Agreement of Bank Merger, the Agreement of Bank Merger, is or will be, as the case may be, the valid and legally binding obligation of Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board has received the written opinion of The Findley Group to the effect that as of the date hereof the Exchange Ratio to be received by the holders of Company Common Stock in the Merger is fair to the holders of Company Common Stock from a financial point of view.

         (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company or Company Bank of this Agreement and the Agreement of Bank Merger or to consummate the Merger or the Bank Merger except for (A) filings with the SEC and state securities authorities and the approval of this Agreement by the shareholders of Company and (B) the filing of articles of merger with the Corporation Division pursuant to the UBCA and an agreement of merger with the California Secretary pursuant to the CGCL. As of the date hereof, Company has no knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

         (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and Agreement of Bank Merger and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or of any of its Subsidiaries or to which Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company By-Laws or the articles of incorporation or by-laws of Company Bank, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) FINANCIAL REPORTS AND REGULATORY DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Company's (or its predecessors') Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1996 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed or to be filed (collectively, the Company "REGULATORY DOCUMENTS") with the SEC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the financial position of Company and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (ii) Since December 31, 1998, Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

         (iii) Since December 31, 1998, (A) Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Company.

         (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against Company or any of its Subsidiaries and, to Company's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i) REGULATORY MATTERS. (i) Neither Company nor any of its Subsidiaries or any of their properties is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the DFI, the Federal Reserve and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "REGULATORY AUTHORITIES").

         (ii) Neither Company nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j) COMPLIANCE WITH LAWS. Company and each of its Subsidiaries:

         (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

         (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company's knowledge, no suspension or cancellation of any of them is threatened; and

         (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company's knowledge, do any grounds for any of the foregoing exist).

         (k) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its Regulatory Documents, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of
     Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default

         (l) NO BROKERS. No action has been taken by Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Belle Plaine Financial LLC.

         (m) EMPLOYEE BENEFIT PLANS.

         (i) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of Company and its subsidiaries (the "EMPLOYEES") and current or former directors of Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "BENEFIT PLANS"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Zions.

         (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "PLANS"), to the extent subject to ERISA, are in substantial compliance with ERISA. Neither Company nor any of its Subsidiaries is a party to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("PENSION PLAN"), which is intended to be qualified under Section 401(a) of the Code. There is no material pending or, to the knowledge of Company, threatened litigation relating to the Plans. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

         (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Company under Section 4001 of ERISA or
     Section 414 of the Code (an "ERISA AFFILIATE"). Neither Company, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Plan.

         (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the consolidated financial statements of Company included in the Regulatory Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

         (vi) Neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. Company or its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

         (vii) The consummation of the transactions contemplated by this Agreement and the Agreement of Bank Merger will not (x) entitle any employees of Company or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement and the Agreement of Bank Merger, none of Zions, Company, or any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) LABOR MATTERS. Neither Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Company's knowledge, threatened, nor to the knowledge of Company is there any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o) ENVIRONMENTAL MATTERS. To the best knowledge of Company, neither the conduct nor operation of Company or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To the knowledge of Company, no property on which Company or any of its Subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Company nor any of its Subsidiaries has received any notice from any person or entity that Company or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property.

         As used herein, the term "ENVIRONMENTAL LAW" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. As used herein, the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

         (p) TAX MATTERS. (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Company and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by or requested with respect to any Taxes of Company or its Subsidiaries. Company has made available to Zions true and correct copies of the United States federal income Tax Returns filed by Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998. Neither Company nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by Company's Regulatory Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Company's Regulatory Documents filed on or prior to the date hereof. Neither Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was Company) or otherwise has any liability for the Taxes of any person (other than Company and its Subsidiaries). As of the date hereof, neither Company nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code. No Liens for Taxes exist with respect to any of the assets or properties of Company or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with United States generally accepted accounting principles. Neither of Company nor any of its Subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

         (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

         (q) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Company's own account, or for the account of one or more of Company's Subsidiaries or their customers (all of which are listed on Company's Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Company nor its Subsidiaries, nor to Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (r) BOOKS AND RECORDS. The books and records of Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Company and its Subsidiaries.

         (s) INSURANCE. Company has Previously Disclosed all of the insurance policies, binders, or bonds maintained by Company or its Subsidiaries ("INSURANCE POLICIES"). Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Company and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by Company have been filed in due and timely fashion.

         (t) ACCOUNTING TREATMENT. As of the date hereof, to the Company's knowledge, there is no reason why the Merger will fail to qualify for "pooling of interests" accounting treatment.

         (u) YEAR 2000. To the knowledge of Company, the mission critical computer software operated by Company and/or any of its Subsidiaries is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To the knowledge of the Company, the costs of adaptations referred to in this clause will not have a Material Adverse Effect with respect to Company. Neither the Company nor any of its Subsidiaries has received, and does not reasonably expect to receive, any deficiency notice from any federal or California banking authority. Company has Previously Disclosed to Zions a complete and accurate copy of its and its Subsidiaries' plan, including an estimate of anticipated associated costs, for addressing the issues set forth in all Federal Financial Institutions Examination Council Interagency Statements as such issues affect Company and/or its Subsidiaries. Between the date of this Agreement and the Effective Time, Company and Company Bank shall use commercially reasonable and practicable efforts to implement such plan.

         V.4 REPRESENTATIONS AND WARRANTIES OF ZIONS. Subject to Section 5.02, Zions hereby represents and warrants to Company as follows:

         (a) ORGANIZATION, STANDING AND AUTHORITY. Zions is duly organized, validly existing and in good standing under the laws of the State of Utah. Zions is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Zions has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

         (b) ZIONS CAPITAL STOCK. As of the date hereof, the authorized capital stock of Zions consists solely of 200,000,000 shares of Zions Common Stock, of which no more than 80,000,000 shares were outstanding as of the date hereof and 3,000,000 shares of Zions Preferred Stock, of which no shares were outstanding as of the date hereof.

         (c) CORPORATE POWER. Zions and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Zions has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         (d) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Zions and the Zions Board. This Agreement is a valid and legally binding agreement of Zions enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (e) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Zions or any of its Subsidiaries in connection with the execution, delivery or performance by Zions of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the federal and state banking authorities; (B) approval of the listing on the NASDAQ of Zions Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Corporation Division pursuant to the UBCA and an agreement of merger with the California Secretary pursuant to the CGCL; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Zions Common Stock in the Merger; and (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Zions has no knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

         (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Zions or of any of its Subsidiaries or to which Zions or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Zions or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (f) FINANCIAL REPORTS AND REGULATORY DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Zions' Regulatory Documents (of the types specified in Section 5.03(g)), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Zions and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Zions and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (ii) Since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Zions.

         (g) NO BROKERS. No action has been taken by Zions that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement or the Agreement of Bank Merger.

         (h) ACCOUNTING TREATMENT; TAX MATTERS. As of the date hereof, Zions has no knowledge of any reason why the Merger will fail to qualify for "pooling of interests" accounting treatment. As of the date hereof, neither Zions nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

         (i) REGULATORY MATTERS. (i) Neither Zions nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority, which individually or in the aggregate would have a Material Adverse Effect on Zions.

         (ii) Neither Zions nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j) COMPLIANCE WITH LAWS. Zions and each of its Subsidiaries:

         (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

         (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Zions' knowledge, no suspension or cancellation of any of them is threatened; and

         (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Zions or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Zions' knowledge, do any grounds for any of the foregoing exist).


                                   ARTICLE VI

                                    COVENANTS

         VI.1 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Company, Company Bank and Zions agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of each of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         VI.2 SHAREHOLDER APPROVAL. Company agrees to take, in accordance with applicable law and the Company Articles and the Company By-Laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by Company's shareholders for consummation of the Merger (including any adjournment or postponement, the "COMPANY MEETING"), in each case as promptly as reasonably practicable after the Registration Statement is declared effective. Except to the extent otherwise permitted pursuant to Section 6.06, the Company Board shall recommend at the Company Meeting that all such matters be approved by its shareholders, shall not cancel the Company Meeting and Company shall take all reasonable, lawful action to solicit such approval by its shareholders.

         VI.3 REGISTRATION STATEMENTS. (a) Zions agrees to prepare a registration statement on Form S-4 or other applicable form (the "REGISTRATION STATEMENT") to be filed by Zions with the SEC in connection with the issuance of Zions Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Company constituting a part thereof (the "PROXY STATEMENT") and all related documents). Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with Zions, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement. Company agrees to file the Proxy Statement in preliminary form with the SEC as soon as reasonably practicable, and Zions agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Company and Zions agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Zions also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to use its best efforts to furnish to Zions all information concerning Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Company, Company Bank and Zions agrees, as to itself and its Subsidiaries, that the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will not, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Company, Company Bank and Zions further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, promptly to inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) Zions agrees to advise Company, promptly after Zions receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Zions Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         VI.4 PRESS RELEASES. Each of Company, Company Bank and Zions agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

         VI.5 ACCESS; INFORMATION. (a) Each of Company, Company Bank and Zions agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, the providing party shall furnish promptly to the requesting party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the requesting party may reasonably request.

         (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
     Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party. No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         VI.6 ACQUISITION PROPOSALS.

         (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Company shall not, nor shall it permit any of its Affiliates or Subsidiaries to, nor shall it authorize or permit any of its respective officers, directors, employees, representatives or agents (collectively, the "COMPANY REPRESENTATIVES") directly or indirectly, to (i) solicit, facilitate, initiate or encourage, or take any action to solicit, facilitate, initiate or encourage, any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal or which might reasonably be expect to result in an Acquisition Proposal. Company shall immediately cease and cause to be terminated and shall cause all Company Representatives to terminate all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Company shall promptly notify all Company Representatives of its obligations under this Section 6.06.

         (b) Notwithstanding the foregoing, Company may participate in discussions or negotiations with, or furnish information with respect to Company pursuant to a confidentiality agreement with terms no less favorable to Company than those in effect between Company and Zions to any Person if and only if (x) such Person has submitted an unsolicited BONA FIDE written Acquisition Proposal to the Company Board and (y) neither Company nor any of Company Representatives shall have violated Section 6.06(a) and the Company Board (i) believes in good faith based on such matters as it deems relevant, including the advice of Company's financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (ii) receives a written opinion of outside counsel to the effect that, and based on such advice the Company Board determines by a majority vote in its good faith judgment that, taking such action is required to satisfy the fiduciary duties of the Company Board under applicable law and (iii) provides prior written notice to Zions of its decision to so participate or furnish.

         (c) Except as set forth in the following sentence, neither the Company Board nor any committee thereof shall (1) approve or recommend, or propose to approve or recommend, any

Acquisition Proposal other than the Merger and the Bank Merger, (2) withdraw or modify or propose to withdraw or modify in a manner adverse to Zions its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (3) enter, or cause any Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (4) resolve or announce its intention to do any of the foregoing. The immediately preceding sentence notwithstanding, in the event that prior to the Company Meeting the Company Board receives a Superior Proposal, the Company Board may (i) approve or recommend, or propose to approve or recommend, such Superior Proposal, (ii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Zions its recommendation of the Merger, this Agreement or the transactions contemplated hereby, or (iii) resolve or announce its intention to do any the actions set forth in the preceding clauses (i) and (ii), if (x) the Company Board receives a written opinion of outside counsel to the effect that, and based on such advice of outside counsel the Company Board determines by a majority vote of directors in their good faith judgment that, taking such action is required to satisfy the fiduciary duties of such directors and (y) Company furnishes Zions two (2) Business Days' prior written notice of the taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal and identify the person making the same).

         (d) In addition to the other obligations of Company set forth in this
Section 6.06, Company shall immediately advise Zions orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. Company shall inform Zions on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding any Acquisition Proposal or of any other developments or circumstances which could reasonably be expected to culminate in the taking of any of the actions referred to in Section 6.06(c).

         VI.7 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Company shall deliver to Zions a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of Company (each, a "COMPANY AFFILIATE") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

         (b) Company shall use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Zions on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as EXHIBIT C.

         VI.8 [RESERVED].

         VI.9 CERTAIN POLICIES. After all conditions to the consummation of the Merger set forth in Article VII have been satisfied or waived, Company and Company Bank shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to them and Zions, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Zions.

         VI.10 NASDAQ LISTING. Zions agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ, subject to official notice of issuance, the shares of Zions Common Stock to be issued to the holders of Company Common Stock in the Merger.

         VI.11 REGULATORY APPLICATIONS. (a) Zions, Company and Company Bank and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Zions, Company and Company Bank shall use their reasonable best efforts to make all required bank regulatory filings, including the appropriate filing with the Federal Reserve, within 30 days after the date hereof. Each of Zions, Company and Company Bank shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as reasonably practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each party agrees, upon request, to use its best efforts to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         VI.12 INDEMNIFICATION; DIRECTOR AND OFFICERS' INSURANCE. (a) From and after the Effective Time through the fourth anniversary of the Effective Date, Zions agrees to indemnify and hold harmless each present and former director and officer of Company or any Subsidiary of Company determined as of the Effective Time (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Agreement or any of the transactions contemplated hereby) (but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and the Company Articles or the Company By-Laws in effect on the date hereof, and Zions shall also advance expenses as incurred to the extent permitted under California law and the Company Articles and the Company By-Laws.

         (b For a period of four years after the Effective Time, Zions shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that Zions may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); PROVIDED, HOWEVER, that in no event shall Zions be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.12(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Company for such insurance (the "MAXIMUM AMOUNT"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Zions shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Zions may request Company to, and Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Zions, extending for a period of four years Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Zions' obligations under this subsection (b).

         VI.13 BENEFIT PLANS. Zions shall, from and after the Effective Time,
(i) honor in accordance with their terms all agreements set forth in Company and Company Bank Disclosure Schedule 6.13 and (ii) provide former employees of Company who remain as employees of Zions with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Zions (including the medical and health benefits available to other similarly situated employees of Zions and coverage of any pre-existing health or medical conditions covered by Company benefit plans), subject, with respect to any executive officer of Company, to the terms of any agreement(s) entered into by or among that executive officer and Zions and/or California Bank & Trust on the date of this Agreement or otherwise prior to the Effective Time, specifically modifying, replacing or relinquishing some or all of his agreements, benefits or plans. If any employee of Company or any Subsidiary of Company becomes a participant in any employee benefit plan of the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Date with Company or such Subsidiary of Company for purposes of eligibility and vesting, but not for benefit accrual purposes, to the same extent such service is taken into account or recognized under the applicable employee benefit plan of Company or its Subsidiaries. Company shall terminate its existing 401(k) plan and Employee Stock Ownership Plan on or before the Effective Date.

         VI.14 ACCOUNTANTS' LETTERS. Each of Company and Zions shall use its reasonable best efforts to cause to be delivered to the other party a letter of their respective independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, in form and substance reasonably satisfactory and customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

         VI.15 NOTIFICATION OF CERTAIN MATTERS. Each of Company and Zions shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         VI.16 SHAREHOLDER AGREEMENTS. The directors and certain officers and shareholders of Company, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Zions shareholder agreements substantially in the form of EXHIBIT D hereto (the "SHAREHOLDER AGREEMENTS"), committing such persons, among other things, (i) to vote their shares of Company Common Stock in favor of the Agreement at the Company Meeting, (ii) to certain representations concerning the ownership of Company Common Stock and Zions Common Stock to be received in the Merger and
(iii) certain other matters.

         6.17 BANK MERGER. The Company and the Company Bank shall, at the request of Zions (i) take all necessary corporate and other action, to adopt and approve the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all documents necessary or desirable to permit the Bank Merger immediately following consummation of the Merger; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither the Company nor the Company Bank shall take any action that would prevent performance of the Agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger. Zions and California Bank & Trust may at any time prior to the Effective Time of the Bank Merger change the method of effecting the combination of California Bank & Trust with the Company Bank (including, without limitation, this Section 6.17) if and to the extent it deems such change to be necessary, appropriate or desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to the holders of the Company Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, including, without limitation, any adverse effect upon the tax-free treatment, holding period or tax basis, or (iii) materially impeded or delay consummation of the transactions contemplated by this Agreement.

         6.18 REPORTING. Zions shall publish thirty (30) days of post-Merger results of combined operations as soon as reasonably practicable, but not later than eighty-five (85) days after the Effective Date.


                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         VII.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Zions and Company to consummate the Merger is subject to the fulfillment or written waiver by Zions and Company prior to the Effective Time of each of the following conditions:

         (a) SHAREHOLDER APPROVALS. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of Company.

         (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Zions Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect with respect to the Surviving Corporation or (ii) impose upon Zions or the Surviving Corporation any materially burdensome terms or conditions. For purposes of this Section 7.01(b), no condition, restriction or requirement shall be deemed to be "materially burdensome" if such condition, restriction or requirement, considered individually or in the aggregate with all other such conditions, restrictions and requirements, does not materially differ from conditions, restrictions or requirements that have been imposed by the Federal Reserve or other Governmental Authorities in orders approving acquisitions by Zions in the past and compliance with such condition, restriction or requirement would not either (i) require the taking of any action inconsistent with the manner in which Zions or any of its Subsidiaries has conducted their businesses previously or (ii) have a Material Adverse Effect with respect to Zions or Company or (iii) preclude satisfaction of any of the conditions to consummation of the Merger.

         (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         VII.2 CONDITIONS TO OBLIGATION OF COMPANY. The obligation of Company to consummate the Merger is also subject to the fulfillment or written waiver by Company prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Zions set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and Company shall have received a certificate, dated the Effective Date, signed on behalf of Zions by an executive officer of Zions to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF ZIONS. Zions shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate, dated the Effective Date, signed on behalf of Zions by an executive officer of Zions to such effect.

         (c) OPINION OF COMPANY'S ACCOUNTANTS. Company shall have received an opinion of KPMG LLP, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion,
     (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Zions and Company will be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by shareholders of Company who receive shares of Zions Common Stock in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional share interests, (iv) the holding period of Zions Common Stock exchanged for shares of Company Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming the shares of Company Common Stock are capital assets in the hands of the holder thereof at the Effective Time and (v) the basis of the Zions Common Stock received in the Merger will be the same as the basis of the Company Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received. In rendering its opinion, KPMG LLP may require and rely upon representations contained in letters from Company, Zions and shareholders of Company.

         (d) ACCOUNTANTS' LETTERS. Company shall have received the letters referred to in Section 6.14 from Zions' independent auditors.

         (e) LISTING. The shares of Zions Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

         (f) FAIRNESS OPINION. Prior to the mailing of the Proxy Statement to the shareholders of Company, Company shall have received an opinion of The Findley Group dated the date of the Proxy Statement to the effect that, as of such date, the consideration to be received by the holders of Company Common Stock in the Merger is fair to the holders of Company Common Stock from a financial point of view.

         VII.3 CONDITIONS TO OBLIGATION OF ZIONS. The obligation of Zions to consummate the Merger is also subject to the fulfillment or written waiver by Zions prior to the Effective Time of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company and Company Bank set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Time (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date) and Zions shall have received a certificate, dated the Effective Date, signed on behalf of Company by an executive officer of Company and on behalf of Company Bank by on executive officer of Company Bank to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF COMPANY AND COMPANY BANK. Each of Company and Company Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Zions shall have received a certificate, dated the Effective Date, signed on behalf of Company by an executive officer of Company and on behalf of Company Bank by an executive officer of Company Bank to such effect.

         (c) OPINION OF ZIONS' COUNSEL. Zions shall have received an opinion of Sullivan & Cromwell, special counsel to Zions, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Zions and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Company, Zions and shareholders of Company.

         (d) ACCOUNTANTS' LETTERS. Zions shall have received the letters referred to in Section 6.14 from Company's independent auditors.

         (e) ACCOUNTING TREATMENT. Zions shall have received from KPMG LLP, Zions' independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

         (f) EMPLOYMENT AGREEMENT. Each of Steven F. Hertel and Robert Longatti shall have executed and delivered to Zions or its designee counterparts to the applicable form of employment agreement attached hereto as Exhibit E.


                                  ARTICLE VIII

                                   TERMINATION

         VIII.1 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

         (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Zions and Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) BREACH. At any time prior to the Effective Time, by Zions or Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by Company or Company Bank, on the one hand, or Zions, on the other, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by Company or Company Bank, on the one hand, or Zions, on the other, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to the breaching party.

         (c) DELAY. At any time prior to the Effective Time, by Zions or Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
     Section 8.01(c).

         (d) NO APPROVAL. By Company or Zions, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the shareholder approval required by Section 7.01(a) herein is not obtained at the Company Meeting.

         (e) FAILURE TO RECOMMEND, ETC. At any time prior to the Company Meeting, by Zions if the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Zions.

         (f) BY ZIONS. By Zions, by written notice to Company, if Company takes, causes to be taken or allows to be taken any action that would be prohibited under Section 6.06 hereof.

         (g) BY COMPANY. By Company, by written notice to Zions prior to the approval by the shareholders of Company of the Merger and this Agreement, if (i) Company receives a Superior Proposal, (ii) the Company Board receives a written opinion of outside counsel to the effect that, and based on such advice the Company Board determines by a majority vote in its good faith judgment that, terminating this Agreement for the purpose of entering into an agreement with respect to such Superior Proposal is required to satisfy the fiduciary duties of the Company Board under applicable law and
     (iii) after receiving such advice, determines to accept such proposal; PROVIDED, HOWEVER, that Company shall not be entitled to terminate this Agreement pursuant to this clause (g) unless it shall have provided Zions with written notice of such a possible determination (which written notice will inform Zions of the material terms and conditions of the proposal, including the identity of the proponent) two Business Days prior to such determination.

         VIII.2 EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, subject to the provisions of Section 8.02(b) and Section 8.02(c), no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any breach of this Agreement prior to such termination.

         (b) If this Agreement shall be terminated (i) by Zions pursuant to
     Section 8.01(b) or 8.01(d)(ii) (and, at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to Company or any of its Subsidiaries, which, in the event of a termination pursuant to Section 8.01(d)(ii) shall have been publicly announced prior to the time of the Company Meeting) or

     Section 8.01(e) or Section 8.01(f) or (ii) by Company pursuant to Section 8.01(d)(ii) (and, at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to Company or any of its Subsidiaries that shall have been publicly announced prior to the time of the Company Meeting) or Section 8.01(g), then Company shall promptly pay to Zions a termination fee equal to $1.8 million, which (except in the case of termination pursuant to Section 8.01(f), in which case such amount shall offset any damages to Zions to the extent of payment) the parties agree shall represent liquidated and exclusive damages recoverable by Zions relating to the actions resulting in termination. Notwithstanding the foregoing, Zions shall not be entitled to any termination fee hereunder if Zions has exercised all or any part of the Option (as defined in the Stock Option Agreement).

         (c) Company and Zions agree that the agreements contained in paragraph
     (b) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Zions would not have entered into this Agreement, and that such amount constitute reasonable liquidated damages and reasonable compensation to Zions for the loss sustained thereby and not a penalty. If Company fails to pay Zions the amount due under paragraph (b) within ten (10) Business Days of such termination, Company shall pay the costs and expenses (including legal fees and expenses) incurred by Zions in connection with any action, including the filing of any lawsuit, taken to collect payment of such amount, together with interest on the amount of any such unpaid amount at the publicly announced prime rate of Zions First National Bank from the date of such termination.


                                   ARTICLE IX

                                  MISCELLANEOUS

         IX.1 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12 and 6.13 and this Article IX which shall survive the Effective
Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(b), 8.02, and this
Article IX which shall survive such termination).

         IX.2 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would violate the CGCL or reduce the consideration to be received by Company shareholders in the Merger.

         IX.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         IX.4 GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the UBCA are applicable). Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Venue for any action between the parties to this Agreement shall be a court of competent jurisdiction in the City of San Diego, California.

         IX.5 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         IX.6 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

         If to Company, to:

              Regency Bancorp
              7060 North Fresno Street
              Fresno, California  93720
              Attention:  Steven Hertel
              Facsimile:  (559) 438-2699

         With a copy to:

              Coudert Brothers
              303 Almaden Blvd.
              Suite 500
              San Jose, California 95110
              Attention:  Glenn T. Dodd, Esq.
              Facsimile:  (408) 297-3191

         If to Zions, to:

              Zions Bancorporation
              One South Main, Suite 1380
              Salt Lake City, Utah  84111
              Attention:  Dale M. Gibbons
              Facsimile:  (801) 524-2129

         With a copy to:

              Sullivan & Cromwell
              1888 Century Park East
              Los Angeles, CA 90067
              Attention: Stanley F.  Farrar
              Facsimile:  (310) 712-8800

         IX.7 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement (together with all Exhibits hereto, the Company and Company Bank Disclosure Schedules delivered in connection herewith and the Confidentiality Agreement, dated February 17, 1999 by and between Zions and Company) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         IX.8 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Company, Company Bank, Zions or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                                 *     *     *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                     REGENCY BANCORP

                                     By:
                                          -------------------------------
                                           Name:  Steven F. Hertel
                                           Title: Chairman, President and
                                                  Chief Executive Officer


                                     REGENCY BANK

                                     By:
                                          -------------------------------
                                           Name:  Steven F. Hertel
                                           Title: Chairman, President and
                                                  Chief Executive Officer


                                     ZIONS BANCORPORATION

                                     By:
                                          -------------------------------
                                           Name:  Dale M. Gibbons
                                           Title: Chief Financial Officer